Exhibit 10.25

PS BUSINESS PARKS, INC.

2012 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN STOCK UNIT AGREEMENT

THIS STOCK  UNIT AGREEMENT (the  “Agreement”)  is made  as   of(the “Grant Date”), by and between PS Business Parks, Inc. (the “Company”), and(the “Grantee”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Company’s 2012 Equity and Performance-Based Incentive Compensation Plan (as amended from time to time, the “Plan”).

WHEREAS, the Board of Directors of the Company has duly adopted, and the shareholders of the Company have duly approved, the Plan, which provides for the grant to Service Providers of Stock Units relating to common stock, par value $0.01 per share, of the Company (the “Stock”), which may be granted from time to time as the Committee so determines; and

WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Grantee, pursuant to the Plan, Stock Units relating to a certain number of shares of Stock as compensation for services rendered to the Company, and/or in order to provide the Grantee with an incentive to advance the interests of the Company, all according to the terms and conditions set forth herein.

NOW,  THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Grantee hereby agree as follows:

1.	GRANT OF STOCK UNITS.

1.1	Units Granted.

Subject to the terms of the Plan (the terms of which are incorporated by reference herein), the Company hereby grants to the Grantee _Stock Units, on the terms and subject to the conditions hereinafter set forth.

1.2	Separate Grants.

For purposes of vesting and the right to defer provided for in this Agreement, the portion of the Stock Units that vest on each separate vesting date pursuant to Section 2 shall be treated as a separate grant (a “Separate Grant”), and the Grantee may make a separate deferral election with respect to each Separate Grant.

2.	VESTING OF STOCK UNITS.

2.1.	Service Requirement.

Rights in respect of [ ]% of the number of Stock Units specified in Section 1 above shall vest on each of the first [ ] anniversary[ies] of the Grant Date [or insert vesting schedule], provided that the Grantee is in Service on the applicable vesting date. The period during which the Stock Units have not vested and therefore are subject to a substantial risk of forfeiture is referred to below as the “Restricted Period.”

2.2.	Restrictions on Transfer.

The Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Stock Units.

2.3.	Delivery of Shares.

When any shares are paid to the Grantee (either upon vesting pursuant to Section 2.1 or 4 or later delivery if Grantee defers payment pursuant to Section 3), the Company shall deliver to the Grantee a certificate or electronic confirmation of ownership, as applicable, for the number of shares of Stock represented by the Stock Units which have been delivered to Grantee.  If the Grantee does not defer payment of a Separate Grant pursuant to Section 3, such delivery shall occur no later than March 15th of the calendar year following the calendar year in which such Separate Grant vested. Upon the issuance of the shares, Grantee’s payment of the aggregate par value of the shares delivered to Grantee will be deemed paid by Grantee’s past services to the Company or its Affiliates.

3.	RIGHT TO DEFER PAYMENT.

The Grantee may elect to defer the payment of the shares of Stock that would otherwise be paid upon the vesting of Stock Units granted hereunder on the following terms and conditions:

3.1	Election Form.

An election to defer shall be made on a form provided to the Grantee by the Company.

3.2	Election Requirements.

The Grantee may elect initially to defer the payment of the shares of Stock with respect to each Separate Grant of Stock Units either in advance of the Grant Date or within 30 days of the Grant Date, in each case in accordance with Section 409A of the Code and the related Treasury Regulations (“Section 409A”). The Grantee may elect subsequently to defer the payment of the shares of Stock with respect to each Separate Grant of Stock Units that has not vested on the following conditions:

(a)	The election to defer is made not less than 12 months prior to the vesting date of the Separate Grant to which it relates;
(b)	The deferral is for a period of not less than five (5) years from the original vesting date of such Separate Grant; and
(c)	Such election does not go into effect for at least 12 months from the date of the election.

To the extent the foregoing conditions are satisfied, the issuance of the shares of Stock relating to vested Stock Units for a Separate Grant shall be made in accordance with Section 2.3 at the time and in accordance with the Grantee’s deferral election.

3.3	Specified Employee and Separation from Service.

If the Grantee is a “specified employee” (as defined in Section 409A) and the Grantee’s deferral election calls for the payment to be made on a “separation from service” (as defined in Section 409A), payment to the specified employee may not be made before the date that is six months after the date of the Grantee’s separation from service from the Company or its Affiliates (or, if earlier, the date of the Grantee’s death).

3.4	Acceleration.

The issuance of the shares of Stock for deferred Separate Grants shall be accelerated upon the Grantee’s death and upon the Grantee’s “disability” or a “change in control” of the Company (as such terms are defined in Section 409A) and may be accelerated by the Grantee in the event of an “unforeseeable emergency” (as defined in Section 409A) experienced by the Grantee to the extent payment of the shares of Stock is needed to satisfy the emergency.

4.	TERMINATION OF SERVICE.

Upon the termination of the Grantee’s Service other than by reason of death or Disability, any Stock Units held by the Grantee that have not vested shall terminate immediately, and the Grantee shall forfeit any rights with respect to such Stock Units. (Stock Units that have vested and for which a deferral election has been made will continue to be outstanding in accordance with the terms of this Agreement.) If the Grantee’s Service is terminated because of his or her death or Disability, all Stock Units granted to Grantee pursuant to this Agreement that have not previously vested shall immediately become vested.

5.	DIVIDEND AND VOTING RIGHTS.

The Grantee shall have none of the rights of a shareholder with respect to the Stock Units. Notwithstanding the foregoing, the Grantee shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each Stock Unit held as of the record date for such dividend equal to the per-share dividend paid on the shares of Stock, which cash payment shall be made at the same time as the Company’s payment of a cash dividend on its outstanding shares of Stock.

6.	WITHHOLDING OF TAXES.

The Company and any Affiliates shall have the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the termination of the Restricted Period or the issuance of shares with respect to the Stock Units. At the termination of the Restricted Period and/or the issuance of shares, the Grantee shall pay to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. The Grantee acknowledges that at the termination of the Restricted Period with respect to Stock Units for which a deferral election has been made pursuant to Section 3, the Grantee will be obligated to pay at that time applicable FICA and Medicare taxes, even though federal and state income taxes may be postponed until the deferral period  ends. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of Stock otherwise deliverable or (ii) by delivering to the Company shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have a Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 6 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

7.	DISCLAIMER OF RIGHTS.

No provision of this Agreement shall be construed to confer upon the Grantee the right to continue in Service, or to interfere in any way with the right and authority of the Company or any Affiliate either to increase or decrease the compensation of the Grantee at any time, or to terminate the Grantee’s Service.

8.	DATA PRIVACY.

To administer the Plan, the Company may process personal data about the Grantee. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to  facilitate  the  administration of the Plan. By accepting this grant, the Grantee hereby gives express consent to the Company to process  any such personal data. Grantee also gives express consent to the Company to transfer any such personal data outside the country in which Grantee works, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

9.	CONSENT TO ELECTRONIC DELIVERY OF MATERIALS.

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Grantee agrees that the Company may deliver the Plan prospectus and any annual reports to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to, the Company would be pleased to provide copies. Grantee will contact the Company’s Legal Department to request paper copies of these documents.

10.	INTERPRETATION OF THE AGREEMENT.

All decisions and interpretations made by the Committee with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Company and the Grantee and any other person. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

The grant of Stock Units under this Agreement is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. The Company, however, will have no liability to the  Grantee if Section 409A is determined to apply and adversely affects Grantee.

Payment under this Agreement may not be accelerated upon a Change in Control under the Plan, unless such Change in Control is also a “change in control” (as defined in Section 409A) or unless otherwise permitted by Section 409A. Upon a Change in Control under the Plan that is not a “change in control” (as defined in Section 409A), payment shall be made on the next payment date permitted by Section 409A.

11.	GOVERNING LAW.

Except to the extent governed by provisions of the Code, this Agreement shall be governed by the laws of the State of California (but not including the choice of law rules thereof).

12.	BINDING EFFECT.

Subject to all restrictions provided for in this Agreement and by applicable law, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, transferees and assigns.

13.	CLAWBACK.

The Stock Units shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (i) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws, or (ii) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

14.	ENTIRE AGREEMENT.

This Agreement, the deferral elections made under Section 3 (if any), and the Plan constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the Grantee; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRANTEE:	PS BUSINESS PARKS, INC.

Name:	Name:
Title:

Signature Page to the Stock Unit Agreement